Exhibit 99.4
Q3 2016 Earnings Prepared Comments
Chuck Kyrish, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation third quarter 2016 financial results recording. The date of this recording is October 17, 2016. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Chuck Kyrish, Vice President of Investor Relations. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Chris Jensen, Senior Vice President and Chief Financial Officer.
The Celanese Corporation third quarter 2016 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section along with the slides. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments and the slides are also being furnished to the SEC in a separate Current Report on Form 8-K.
Mark Rohr will provide some recent highlights, review our third quarter results, and discuss our full year outlook for 2016 and initial thoughts on 2017. Chris Jensen will then comment on our cash flow, balance sheet and taxes. In the earnings call tomorrow morning, Mark, Chris and Scott Sutton will all be available to answer questions. I'd now like to turn it over to Mark.
Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thank you Chuck, and welcome to everyone listening in today.
Before I get into our quarterly results, I'd like to talk about an exciting acquisition that we announced earlier today, that is an agreement to purchase SO.F.TER. Group, one of the world's largest independent compounders, based in Forli, Italy. So.F.Ter is a well known leader in the production of engineered thermoplastics and thermoplastic elastomers with operations in Italy, Mexico, Brazil and the United States. As you know, we have worked incredibly hard over the last few years leveraging our polymerization technology, deep customer relationships and applications expertise to solve customers' most complex problems. Implementing this differentiated model requires our teams to manage thousands of opportunities simultaneously and introduce new projects at annual run rates in excess of 1,000, and in the process create tremendous value for our shareholders. But we believe to reach our full potential we need to add to our capability through very thoughtful acquisitions, to increase our product offerings and leverage our existing operations. SO.F.TER. and Celanese are an ideal fit given their design capabilities, technology and shared focus on developing customer-oriented solutions. SO.F.TER. will nearly double the number of Celanese engineered materials platforms that we have available, it will open new markets and introduce us to many new customers that also have needs for legacy Celanese technology. The acquisition will be immediately accretive, adding roughly 10 cents of growth to our adjusted earnings per share in 2017, and we expect to multiply that benefit by 2-3 times as we look out three to four years. We are excited about this acquisition, about the opportunity to engage with, and learn from the many great men and women of SO.F.TER., and then realize the many growth opportunities created for SO.F.TER. and Celanese in the process.
Shifting now to our consolidated 2016 third quarter results, I am pleased to report GAAP earnings of $1.83 per share and adjusted earnings of $1.67 per share, which are both third quarter records. We grew segment income 4.6 percent year-over-year to $319 million, and expanded our segment income margin by

250 basis points to 24.1 percent, the highest third quarter margin in our history. This strong performance reflects a number of commercial gains, benefits from strategic production initiatives and ongoing strides in our business models. It is driven by record earnings and profitability in Advanced Engineered Materials and resilient performance of the Acetyl Chain in what is a pretty tough environment. Our performance also translates into another quarter of robust cash flow, supporting our efforts to invest in business growth and return cash to our shareholders. For the quarter, we returned $152 million through dividends and share repurchases, bringing the total cash deployed to shareholders for the first three quarters of this year to roughly $450 million. Chris will elaborate more on cash flow and the uses of our cash in a few minutes.
At the core level, Materials Solutions grew income by 7 percent year-over-year to $225 million and posted the highest margin in its history at 38.1%. We had tremendous performance in engineered materials, producing record results in segment income and margin. Our engineered materials base business generated adjusted EBIT of $94 million in the quarter, an increase of 49 percent over the prior year. We grew base business volumes double digits year-over-year across a diverse set of end uses, and we launched 351 new projects in the quarter and stand at 996 launches year-to-date, on track to meet or exceed our target of 1,200 launches in 2016.
Let me share some of the recent project launches that showcase how our teams are identifying and tackling some critical customer needs in end markets that are new to us. One example is an exciting application for CoolPoly in under water pool lighting. This industry has seen a rapid switch to LEDs, which require heat displacement and cannot be exposed directly to water. Metal heat sinks are not effective, as constant exposure to chlorine and salt water causes corrosive damage to the metal. CoolPoly polymer solutions provide both heat transfer and corrosion resistance properties that extend the life span of these lights. Our success here opens up opportunities in submersible and marine applications and highlights the strength of our thermal and electrical management technology. As you recall, we acquired

CoolPoly in 2015 and are driving significant synergies between their product platform and our opportunity pipeline.
Another example is high performance and multi-purpose cookware used in the foodservice industry. The materials in this application must meet stringent health regulations, durability requirements, and yet must appeal aesthetically to customers for serving. These containers need to endure a wide range of extreme temperatures, acidic foods, harsh detergents and multiple wash cycles making durability a critical attribute. Our polymer solutions enable customers to replace multiple different metal, plastic and glass cookware parts with a single container that can be used for every stage in the process - from freezer storage, to the oven, and then to the table. This takes steps out of the process and reduces cost for our customers. Our polymers offer low-wear technology and are easy to mold which broadens design options for the industry. As you can imagine, there is a large market opportunity in the foodservice industry and we are beginning to drive penetration into this relatively new application.
In Advanced Engineered Materials, segment income was $127 million for the quarter, a 20 percent increase over the prior year. Volume growth in engineered materials more than offset a $10 million decline in affiliate earnings due primarily to lower MTBE pricing at our IBN Sina joint venture.
Consumer Specialties segment income in the quarter was $98 million, a 7 percent decrease versus the prior year, with segment income margin of 43.6%, a 110 basis points improvement over the prior year. Pricing was down 7 percent year-over-year due to lower global merchant capacity utilization in tow. Full year 2016 earnings in Consumer Specialties will be consistent with 2015 earnings.
In the Acetyl Chain, core income was $109 million, a 3 percent decline year over year. Core income margin expanded 150 basis points over the prior year due mainly to productivity actions, including the benefits of footprint rationalization and thoughtful productivity. We continue to lean on our integrated production network and global presence to maximize profitability across the chain and preserve margins in the continued low pricing environment driven by persistently low raw materials and market conditions in China. During the quarter, we started our new VAE production unit in Singapore, which will support the growing demand in the Southeast Asia region, including Australia, India and New Zealand, and will give us further flexibility within our network.
When we started the year we outlined a plan to deliver 5 to 10 percent year over year earnings growth. We are very pleased with the success we've had over the first three quarters and have confidence in the plans in place for the remainder of the year to meet our revised expectations of growth in adjusted earnings per share of 8 to 10 percent for 2016, driven by the strength of our business models and continued efforts to be productive.
As we look to next year we remain confident in the commercial strategies we have in place and our ability to drive value in the challenging and deflationary world we find ourselves in. We are again targeting high level productivity improvement. To-date, we've identified around $70 million of net productivity opportunity for next year, and we believe with other opportunities still being identified we will once again press $100 million in net savings. In Advanced Engineered Materials, we will continue to drive the model and further extend our robust opportunity pipeline. Based on our success to-date, and with the announced acquisition of SO.F.TER. Group, we have set our sights on achieving at least 1,500 new project launches in 2017, which should add roughly 35-45 cents to earnings next year. In the Acetyl Chain, our integrated global platform positions us well to manage the current operating environment and the low industry capacity utilization rates. We believe the commercial strategies we have in place for the Acetyl Chain should add roughly 25-35 cents of earnings year-over-year. Inclusive of productivity, these initiatives add up to roughly a dollar per share of incremental earnings, which should more than offset 30-40 cents of expected headwinds from tow, and net out to growth of 60-70 cents in adjusted earnings per share in 2017. Bear in mind, this is our initial read, and we will refine these expectations and update you further in January with a more informed view of 2017.
With that, I'll now turn it over to Chris.
Chris Jensen, Celanese Corporation, Chief Financial Officer
Thanks Mark.
We are pleased to have achieved another quarter of impressive cash generation. We delivered $304 million of operating cash flow and $237 million of free cash flow which was a third quarter record. These results were fueled by strong underlying earnings, complemented by financial discipline in working capital and capital spending. We expect our free cash flow in 2016 to exceed $850 million, which would be another record performance. This gives us confidence around our goal of $2.5 billion in cumulative free cash flow for the three year period 2016 through 2018, and our ability to efficiently access our global cash balances to complete our commitment to repurchase $1 billion of stock during the two year time period of 2016 and 2017.
Capex in the third quarter was $58 million and we will likely finish the year at the lower end of the $250-300 million range that we provided for 2016. We returned $152 million to our shareholders in the quarter, buying back 1.5 million shares and paying $52 million in dividends.
I've commented in the past about proposed Treasury Regulation 385, and some of the challenges it would pose to our typical international cash management strategies. Late last week Treasury issued the regulation in its final form. While it will take some time for us to fully digest the new rules, it does appear that Treasury compromised on some matters raised by various constituents in the review process. In particular, typical international cash pooling and certain other normal-course treasury transactions should not be impeded, a favorable outcome as compared to the original draft regulation.

During the quarter, we took advantage of the low interest rate environment in Europe to refinance short term revolver borrowings of 367 million euros into longer term bonds. We issued 750 million euros of unsecured bonds due in 2023 at a coupon of 1.125%. This was the final step in completing our transition to an unsecured, investment grade debt structure. We ended the quarter with $1.25 billion of cash on hand, which included around $400 million of cash from the bond offering.
Now briefly on taxes for the quarter, the effective US GAAP tax rate was 5 percent versus 33 percent in the third quarter of last year. The decrease was due to favorable resolution to over $50 million of reserved uncertain tax positions from prior years. The tax rate for adjusted EPS was 17 percent, versus 18 percent in the prior year quarter.
This concludes our prepared remarks and we look forward to discussing our results and answering your questions Tuesday morning on the earnings call.
Thank you.

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